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The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2001

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 22, 1999)

Filed Pursuant To Rule 424(b)(5)
Registration No. 333-71975

$

NIKE, Inc.
         % Senior Notes due 2006

    The notes will bear interest at the rate of   % per year. Interest on the notes is payable on            and             of each year, beginning on         , 2002. The notes will mature on            , 2006. We may redeem some or all of the notes at any time. The redemption prices are discussed under the caption "Description of the Notes—Optional Redemption."

    The notes will be unsecured senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to NIKE (before expenses)%		$

    Interest on the notes will accrue from         , 2001 to the date of delivery. The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers on or about            , 2001.

Joint Book-Running Managers

Salomon Smith Barney       Banc of America Securities LLC

Joint Lead Manager

Merrill Lynch & Co.

Banc One Capital Markets, Inc.

August  , 2001

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sales of the securities. When we deliver this prospectus supplement, we are not implying that the information is current as of the date of the delivery or sale. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the "company," "we," "us" and "our" refer to NIKE, Inc. and its consolidated subsidiaries.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this prospectus supplement, including in the documents that we incorporate by reference, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or words and phrases of similar meaning. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by us with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K, and include, among others, the following: international, national and local general economic and market conditions; the size and growth of the overall athletic footwear, apparel and equipment markets; intense competition among designers, distributors and sellers of athletic footwear, apparel and equipment for consumers and endorsers; demographic changes; changes in consumer preferences; popularity of particular designs; categories of products and sports; seasonal and geographic demand for our products; the size, timing and mix of purchases of our products; fluctuations and difficulty in forecasting operating results, including, without limitation, the fact that advance "futures" orders may not be indicative of future revenues due to the changing mix of futures and at-once orders; our ability to sustain, manage or forecast our growth and inventories; new product development and introduction; the ability to secure and protect trademarks, patents and other intellectual property; performance and reliability of products; customer service; adverse publicity; the loss of significant customers or suppliers; dependence on distributors; business disruptions; increased costs of freight and transportation to meet delivery deadlines; changes in business strategy or development plans; general risks associated with doing business outside the United States, including, without limitation, import duties, tariffs, quotas and political and economic instability; changes in government regulations; liability and other claims asserted against us; the ability to attract and retain qualified personnel; and other factors referenced or incorporated by reference in this prospectus supplement or the accompanying prospectus.

    The risks included here are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given those risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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NIKE

    NIKE is the leading global designer, developer and marketer of high quality footwear, apparel, equipment and accessory products. Our strong brand equity and Swoosh logo are recognized across the world as a sports brand representing performance, authenticity, innovation, quality and value. Through the consistent delivery of innovative, high-quality technical products and a consistent marketing message, we have developed a market share for athletic footwear in the United States that is more than twice the size of our next closest competitor.

    The majority of our revenues are derived from sales of athletic footwear products. Our athletic footwear products are designed for specific sports, as well as for casual and leisure purposes. Running, basketball, children's, cross-training and women's shoes are currently our top selling product categories, and we expect them to continue to lead in product sales in the near future. We also market shoes designed for outdoor activities, tennis, golf, soccer, baseball, football, bicycling, volleyball, wrestling, cheerleading, aquatic activities and other athletic and recreational uses.

    Additionally, NIKE markets athletic apparel, athletic bags and accessory items to complement our athletic footwear line. Over the past few years, we have also been developing performance equipment products, including sport balls, timepieces, eyewear, skates, bats and other equipment designed for specific sporting activities.

    We also sell non-NIKE branded products, including a line of dress and casual footwear and accessories for men, women and children under the Cole Haan® brand name, a line of apparel with licensed team logos under the NIKE and "SPL 28" brand names, ice skates, skate blades, in-line roller skates, protective gear, hockey sticks, hockey jerseys and accessories under the Bauer and NIKE brand names.

    We sell our products to approximately 17,000 retail accounts in the United States and through a mix of independent distributors, licensees and subsidiaries in approximately 140 countries around the world. We operate 25 distribution centers in North America, Europe, Asia, Latin America and Australia and we also distribute through independent distributors and licensees.

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SELECTED FINANCIAL DATA

    The selected consolidated financial data shown below for, and as of the end of, each of the years in the five-year period ended May 31, 2001 have been derived from NIKE's audited consolidated financial statements which have been incorporated in this prospectus supplement and the accompanying prospectus by reference. The selected consolidated financial data should be read in conjunction with NIKE's consolidated financial statements and related notes.

	Fiscal Year Ended May 31,
	1997	1998	1999	2000	2001
	(dollars in millions)
Statement of Income Data:
Revenues	$9,186.5	$9,553.1	$8,776.9	$8,995.1	$9,488.8
Gross margin	3,683.5	3,487.6	3,283.4	3,591.3	3,703.9
Gross margin as a percentage of revenues	40.1%	36.5%	37.4%	39.9%	39.0%
Selling, general and administrative expenses	2,303.7	2,623.8	2,426.6	2,606.4	2,689.7
Selling, general and administrative expenses as a percentage of revenues	25.1%	27.5%	27.6%	29.0%	28.3%
Net income	795.8	399.6	451.4	579.1	589.7
Balance Sheet Data (period end):
Cash and equivalents	445.4	108.6	198.1	254.3	304.0
Inventories	1,338.6	1,396.6	1,170.6	1,446.0	1,424.1
Working capital	1,964.0	1,828.8	1,818.0	1,456.4	1,838.6
Total assets	5,361.2	5,397.4	5,247.7	5,856.9	5,819.6
Long-term debt	296.0	379.4	386.1	470.3	435.9
Common shareholders' equity	3,155.9	3,261.6	3,334.6	3,136.0	3,494.5
Other Data:
Cash flow from operations	323.1	517.5	941.4	699.6	656.5
Ratio of earnings to fixed charges(1)	16.55	6.89	8.85	10.30	8.75
Geographic Revenues:
United States	$5,538.2	$5,460.0	$5,042.6	$5,017.4	$5,144.2
Europe	1,789.8	2,096.1	2,293.8	2,407.0	2,584.8
Asia/Pacific	1,241.9	1,253.9	844.5	955.1	1,110.0
Americas (exclusive of United States)	616.6	743.1	596.0	615.6	649.8

Total Revenues	$9,186.5	$9,553.1	$8,776.9	$8,995.1	$9,488.8

In accordance with the rules and regulations of the Securities and Exchange Commission, for purposes of computing the ratios of earnings to fixed charges, earnings represent income from operations before fixed charges and taxes, and is exclusive of capitalized interest. Fixed charges represent interest on indebtedness, amortization of debt discount and one-third of rental expense which is deemed to be representative of the interest factor. Interest expense includes interest both expensed and capitalized.

    Due to continued gross margin pressure associated with currency and managing excess inventory, we anticipate that our earnings per share for the first quarter of fiscal 2002 will be below the prior year.

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USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the securities (estimated to be $      ) for general corporate purposes including, without limitation, to repay borrowings under our commercial paper program. As of May 31, 2001, the weighted average interest rate on borrowings under our commercial paper program was 4.07% per year.

    Pending application for the foregoing purposes, the net proceeds from this offering will be invested in short-term interest bearing instruments or other investment grade securities.

    Certain of the underwriters or their affiliates may be lenders under our commercial paper program, which is to be repaid in part with the net proceeds from this offering. See "Underwriting."

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DESCRIPTION OF THE NOTES

    The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the "debt securities") supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

    We will issue the notes under an indenture between us and Bank One Trust Company, National Association (formerly First National Bank of Chicago) as trustee. The notes will constitute one series of debt securities described in the accompanying prospectus. We have summarized select portions of the indenture below. The summary is not complete and is qualified by reference to the indenture. Capitalized terms not otherwise defined herein have the meanings given them in the accompanying prospectus or the indenture.

    In this section, "we," "our" and "us" mean NIKE, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

General

    The notes will be issued in an initial aggregate principal amount of $            and will mature on            , 2006. The notes will bear interest from            , 2001, at the rate shown on the front cover of this prospectus supplement, payable on            and            of each year, commencing             , 2002, to the persons in whose names the notes are registered on the preceding          and          . The notes will be our senior unsecured obligations and will be issued in denominations of $1,000 and integral multiples of $1,000.

    The notes constitute a separate series of securities under the indenture, initially limited to $         in aggregate principal amount. We may, without the consent of the holders of the notes, "reopen" the series and issue additional notes of the same series, having the same ranking and the same interest rate, maturity and other terms, as the notes. The notes offered by this prospectus supplement and any additional such notes we may issue in the future will constitute a single series of securities under the indenture.

    We will pay principal and interest on the notes, register the transfer of notes and exchange the notes at the office of the trustee located at 1 Bank One Plaza, Suite 0126, Chicago, Illinois 60670, attention: Corporate Trust Services Division, or at the offices of the affiliate of the trustee in New York City, First Chicago Trust Company of New York, 14 Wall Street, 8th Floor, New York, New York 10005. So long as the notes are represented by one or more global debt securities, the interest payable on the notes will be paid to Cede & Co., the nominee of the The Depository Trust Company, as Depositary (the "Depositary"), or its registered assigns as the registered owner of such global debt securities, by wire transfer of immediately available funds on each of the applicable interest payment dates. If any of the notes are no longer represented by a global debt security, we have the option to pay interest by check mailed to the address of the person entitled to the interest. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable.

    The notes are not subject to a sinking fund or to redemption or to repurchase by us at the option of the holders.

Optional Redemption

    The notes are redeemable at our option, in whole or in part, at any time at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; or

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  •
  as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus      basis points, plus accrued and unpaid interest thereon to the date of redemption.

    "Adjusted Treasury Rate" means, with respect to any redemption date for the notes:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life of the securities of such series, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date. As used in the immediately preceding sentence and in the definition of "Reference Treasury Dealer Quotation" below, the term "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to close.

    "Comparable Treasury Issue" means, with respect to any redemption date for the notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes to be redeemed ("Remaining Life").

    "Comparable Treasury Price" means, with respect to any redemption date for the notes, (1) the average of four Reference Treasury Dealer Quotations for the applicable redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Independent Investment Banker" means, with respect to any redemption date for the notes, Salomon Smith Barney Inc. and its successors or Banc of America Securities LLC and its successors, whichever shall be selected by the Trustee after consultation with us, or, if both such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with us.

    "Reference Treasury Dealer" means, with respect to any redemption date for the notes, Salomon Smith Barney Inc. and Banc of America Securities LLC and their respective successors (provided however, that if any such firm or any such successor, as the case may be, shall cease to be a primary

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U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Trustee, after consultation with us, shall substitute therefor another Primary Treasury Dealer), and two other Primary Treasury Dealers selected by the Trustee after consultation with us.

    "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

    We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Covenants

    The following covenant replaces the covenant of the same name in the accompanying prospectus.

Consolidation, Merger and Sale of Assets

    The indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a "successor person") unless:

  •
  we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on such series of securities and under the indenture;

  •
  immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing under the indenture; and

  •
  certain other conditions are met.

    The foregoing will not prohibit a merger of any of our Subsidiaries with or into NIKE or a merger effected solely for the purpose of reincorporating NIKE in another jurisdiction.

Defeasance

    The provisions described under "Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances" in the accompanying prospectus are applicable to the notes. If we effect covenant defeasance with respect to the notes as described under the subcaption "—Defeasance of Certain Covenants" in the accompanying prospectus, then the Event of Default described under "Description of Debt Securities—Events of Default" with respect to defaults under our Debt or Debt of any Subsidiary, and the covenants described above under "—Covenants," as well as certain other covenants set forth in the indenture, will cease to be applicable to the notes.

Book-Entry, Delivery and Form

    The notes will be represented by one or more global debt securities that will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., the nominee of the Depositary.

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    The Depositary has advised us and the underwriters that it is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    The Depositary was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

    Unless and until it is exchanged in whole or in part for certificated debt securities in definitive form, a global debt security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

    A further description of the Depositary's procedures with respect to the notes is set forth in the accompanying prospectus under the heading "Description of Debt Securities—Payment of Interest and Exchange—Global Debt Securities and Book-Entry System."

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UNDERWRITING

    Salomon Smith Barney Inc. and Banc of America Securities LLC are acting as joint bookrunning managers of the offering, and, together with Merrill Lynch, Pierce, Fenner & Smith Incorporated, are acting as representatives of the underwriters named below.

    Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of notes
Salomon Smith Barney Inc.	$
Banc of America Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc One Capital Markets, Inc.

Total	$

    The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

    The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed      % of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed      % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

    The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by NIKE
Per note	%

    In connection with the offering, Salomon Smith Barney Inc. and Banc of America Securities LLC, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc. or Banc of America Securities LLC, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise

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would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

    Banc One Capital Markets, Inc. is an affiliate of Bank One Trust Company, National Association, the trustee under the indenture.

    We estimate that our total expenses for this offering will be $         .

    The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for NIKE by Latham & Watkins, San Francisco, California and by James C. Carter, Esq., General Counsel of NIKE. Sidley Austin Brown & Wood LLP, San Francisco, California will act as counsel for the underwriters.

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$500,000,000

NIKE, Inc.
Debt Securities

    We may from time to time sell up to $500,000,000 aggregate initial offering price of our debt securities. These debt securities may consist of notes, debentures or other types of debt. We will provide specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

    These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

    We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

The date of this prospectus is April 22, 1999.

THE COMPANY

    Our principal business activity involves the design, development and worldwide marketing of high quality footwear, apparel, accessories and equipment. We sell our products to approximately 18,000 retail accounts in the United States and through a mix of independent distributors, licensees and subsidiaries in approximately 110 countries around the world. Virtually all of our products are manufactured by independent contractors. Most of our footwear products are produced outside the United States, while our apparel products are produced both in the United States and abroad.

    We were incorporated in 1968 under the laws of the state of Oregon. Our principal executive offices are located at One Bowerman Drive, Beaverton, Oregon 97005-6453, and our telephone number is (503) 671-6453.

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it (http://www.sec.gov). You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

    The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede that information. We incorporate by reference the following documents we filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (Commission file number 1-10635) (other than information in such documents that is deemed not to be filed):

  •
  Annual Report on Form 10-K for the year ended May 31, 1998 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 1998 Annual Meeting of Shareholders) and Form 10-K/A filed March 5, 1999;

  •
  Quarterly Reports on Form 10-Q for the quarters ended August 31, 1998, November 30, 1998 and February 28, 1999;
  •
  Current Report on Form 8-K filed on September 18, 1998 (regarding the earnings release for the first fiscal quarter ended August 31, 1998 and providing international revenues on a regional basis); and
  •
  all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the debt securities (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission and other than information in such documents that is deemed not to be filed).

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations
NIKE, Inc.
One Bowerman Drive
Beaverton, Oregon 97005-6453
(503) 671-6453

    You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain written and oral statements in this prospectus, including the documents that we incorporate by reference, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe", "anticipate", "expect", "estimate", "project", "will be", "will continue", "will result", or words or phrases of similar meaning. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. We detail the risks and uncertainties from time to time in reports we file with the Commission, including Forms 8-K, 10-Q, and 10-K, and include, among others, the following:

  •
  international, national and local general economic and market conditions;
  •
  the size and growth of the overall athletic footwear, apparel, and equipment markets;
  •
  intense competition among designers, marketers, distributors and sellers of athletic footwear, apparel and equipment for consumers and endorsers;
  •
  demographic changes;
  •
  changes in consumer preferences;
  •
  popularity of particular designs, categories of products and sports;
  •
  seasonal and geographic demand for our products;
  •
  the size, timing and mix of purchases of our products;
  •
  fluctuations and difficulty in forecasting operating results, including, without limitation, the fact that advance "futures" orders may not be indicative of future revenues due to the changing mix of futures and at-once orders or due to changing cancellation rates;
  •
  our ability to sustain, manage or forecast our growth and inventories;
  •
  new product development and introduction;

  •
  our ability to secure and protect trademarks, patents and other intellectual property;
  •
  performance and reliability of our products;
  •
  our customer service;
  •
  adverse publicity;
  •
  the loss of significant customers or suppliers;
  •
  our dependence on distributors;
  •
  business disruptions;
  •
  disruptions due to any Year 2000 noncompliance by us, our suppliers or customers (or their suppliers or customers);
  •
  increased costs of freight and transportation to meet delivery deadlines;
  •
  changes in our business strategy or development plans;
  •
  general risks associated with doing business outside the United States, including, without limitation, import duties, tariffs, quotas and political and economic instability;
  •
  changes in government regulations;
  •
  any liability and other claims asserted against us;
  •
  our ability to attract and retain qualified personnel; and
  •
  other factors referenced or incorporated by reference in this prospectus and other filings with the Commission.

    These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

    Investors should also be aware that while we communicate with securities analysts from time to time, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, shareholders should not assume that we agree with any statement or report issued by any analyst. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, these reports are not our responsibility.

USE OF PROCEEDS

    Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, which may include, but are not limited to, refinancing of debt, working capital, capital expenditures and investments in subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES

    Our ratios of earnings to fixed charges for the periods indicated are as follows:

	Fiscal Year Ended May 31,
	1994	1995	1996	1997	1998
Ratio of earnings to fixed charges(1)	18.45	17.66	16.51	16.55	6.89

(1)
In accordance with the rules and regulations of the Commission, for purposes of computing the ratios of earnings to fixed charges, earnings represent income from operations before fixed charges and taxes, and fixed charges represent interest on indebtedness, amortization of debt discount and a share of rental expense which is deemed to be representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES

    This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

    We may offer under this prospectus up to $500,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $500,000,000. The debt securities will represent our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, unless otherwise specified in the applicable prospectus supplement.

    The debt securities offered hereby will be issued under an indenture between us and Bank One Trust Company, National Association (formerly The First National Bank of Chicago) as trustee. We have summarized select portions of the indenture below. The summary is not complete. We have filed a copy of the indenture as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary below have the meanings specified in the indenture.

General

    The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and detailed or determined in the manner provided in an officers' certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

    We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

  •
  the title of the debt securities;

  •
  the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which we will pay the principal on the debt securities;

  •
  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

  •
  the place or places where principal of, premium, and interest on the debt securities will be payable;

  •
  the terms and conditions upon which we may redeem the debt securities;

  •
  any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

  •
  the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

  •
  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

  •
  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

  •
  the currency of denomination of the debt securities;

  •
  the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

  •
  if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

  •
  the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

  •
  any provisions relating to any security provided for the debt securities;

  •
  any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

  •
  any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

  •
  any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

  •
  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.2)

    We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

    If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Payment of Interest and Exchange

    Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the "Depositary"), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security"), as described in the applicable prospectus supplement. Except as described under "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

    Certificated Debt Securities.  You may transfer or exchange certificated debt securities at the trustee's office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

    You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

    Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

    The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

    Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security ("participants") or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

    So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

    We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 2.14.6)

    We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. (Section 2.14.5) NIKE, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of those participants.

    We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

    We have obtained the foregoing information in this section concerning the Depositary and the Depositary's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

    Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

    Unless we state otherwise in (a) the applicable prospectus supplement and in a supplement to the indenture, (b) a board resolution, or (c) an officers' certificate delivered pursuant to the indenture, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries' property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Consolidation, Merger and Sale of Assets

    We may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a "successor person"), and we may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

  •
  the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

  •
  immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

  •
  certain other conditions are met. (Section 5.1)

Events of Default

    "Event of Default" means with respect to any series of debt securities, any of the following:

  •
  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

  •
  default in the payment of principal of or premium on any debt security of that series when due and payable;

  •
  default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

  •
  default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

  •
  an event of default under any of our Debt (including a default with respect to debt securities of any series other than that series) or any Subsidiary, whether that Debt exists today or is created at a later date, if

  •
  the default results from our failure to pay the Debt when it becomes due;

  •
  the principal amount of the Debt, together with the principal amount of any other Debt in default for failure to pay principal at stated final maturity or the maturity of which has been accelerated, totals $100 million or more at any one time outstanding; and

  •
  the Debt is not discharged or the acceleration is not rescinded or annulled within 10 days after we receive written notice as provided in the indenture;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

    No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) An Event of Default may also be an event of default under our bank credit agreements in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain Events of Default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

    If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) For information as to waiver of defaults see the discussion under "—Modification and Waiver" below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an Event of Default and the continuation of an Event of Default.

    The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

    No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

  •
  that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

  •
  the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

    Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

    The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event or Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

    We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

  •
  change the amount of debt securities whose holders must consent to an amendment or waiver;

  •
  reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

  •
  reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

  •
  reduce the principal amount of discount securities payable upon acceleration of maturity;

  •
  waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

  •
  make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

  •
  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any payment and to waivers or amendments; or

  •
  waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities. (Section 9.3)

    Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

    Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

    This discharge may occur only if, among other things, we have delivered to the trustee an officers' certificate and an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

    Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

  •
  we may omit to comply with the restrictive covenants contained in Sections 4.2, 4.3 through 4.6 and Section 5.1 of the indenture, as well as any additional covenants contained in a supplement to the indenture, a board resolution or an officers' certificate delivered pursuant to the indenture; and

  •
  Events of Default under Section 6.1(e) of the indenture will not constitute a Default or an Event of Default with respect to the debt securities of that series.

    The conditions include:

  •
  depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

  •
  delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

    Covenant Defeasance and Events of Default.  In the event we exercise our option not to comply with certain covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we will remain liable for those payments.

    "Foreign Government Obligations" means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

  •
  direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

  •
  obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Governing Law

    The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 10.10)

PLAN OF DISTRIBUTION

    We may sell debt securities to or through underwriters and also may sell debt securities directly to other purchasers or through agents.

    We may distribute the debt securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

    In connection with the sale of debt securities, we, or the purchasers of debt securities for whom the underwriters may act as agents, may compensate underwriters in the form of discounts, concessions or commissions. Underwriters may sell the debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents participating in the distribution of debt securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit they realize on resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

    We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

    Latham & Watkins of San Francisco, California, and James C. Carter, our General Counsel, each will issue an opinion about certain legal matters with respect to the debt securities for NIKE. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to NIKE, Inc.'s Annual Report on Form 10-K for the year ended May 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$

NIKE, Inc.

         % Senior Notes due 2006

PROSPECTUS SUPPLEMENT

August  , 2001

Salomon Smith Barney

Banc of America Securities LLC

Merrill Lynch & Co.

Banc One Capital Markets, Inc.

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TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
NIKE
SELECTED FINANCIAL DATA
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
UNDERWRITING
LEGAL MATTERS
THE COMPANY
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